                                                                    Exhibit 11.1

                         ULTRAK, INC. AND SUBSIDIARIES

                         COMPUTATION OF PER SHARE DATA



                                                           Years ended December 31,
                                                 -------------------------------------------
                                                     1996              1995           1994
                                                 -----------       ----------     ----------
Computation of earnings per share - primary:
--------------------------------------------
Income from continuing operations                $ 7,598,724       $2,695,057     $2,789,512
Less dividend requirements on preferred stock       (117,210)        (117,210)      (117,210)
                                                 -----------       ----------     ----------

Income from continuing operations allocable to
   common stockholders                           $ 7,481,514        $2,577,847     $2,672,302
                                                 ===========        ==========     ==========

Net income allocable to common stockholders      $ 7,481,514        $2,577,847     $2,482,302
                                                 ===========        ==========     ==========
Weighted average number of common shares
   outstanding during the period                   9,512,622         6,870,050      6,541,786

Net effect of dilutive stock options and
   warrants based on the treasury stock
   method using the average market price             515,613           277,854        277,213
                                                 -----------        ----------     -----------

Shares used for computation                       10,028,235         7,147,904      6,818,999
                                                 ===========        ==========     ==========

Income per share - primary
   Continuing operations                                $.75             $ .36           $.39
                                                        ====             =====           ====

   Net income                                           $.75             $ .36           $.36
                                                        ====             =====           ====

Computation of earnings per share - assuming full dilution:
-----------------------------------------------------------

Income from continuing operations                  7,598,724        $2,695,057     $2,789,512
                                                 ===========        ==========     ==========

Net income                                         7,598,724        $2,695,057     $2,599,512
                                                 ===========        ==========     ==========

Weighted average number of common shares
   outstanding during the period                   9,512,622         6,870,050      6,541,786

Net effect of dilutive stock options and
   warrants based on the treasury stock method
   using the greater of the average or ending
   market price                                      556,466           299,298        288,218

Effect of preferred stock conversion                 406,981           406,981        406,981
                                                 -----------        ----------     ----------

Shares used for computation                       10,476,069         7,576,329      7,236,985
                                                 ===========        ==========     ==========

Income per share - assuming full dilution
   Continuing operations                              $  .73             $ .36           $.39
                                                      ======             =====           ====

   Net income                                         $  .73             $ .36           $.36
                                                      ======             =====           ====